As filed with the Securities and Exchange Commission on September 3, 1999

Registration No. 333-19417 ========================================================================

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSOCIATES FIRST CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-0876639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 East Carpenter Freeway Irving, Texas (Address of principal executive offices)	75062-2729 (Zip Code)

ASSOCIATES FIRST CAPITAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

Chester D. Longenecker, Esq.

Associates First Capital Corporation

250 East Carpenter Freeway

Irving, Texas 75062-2729

(972) 652-4000

(Name, address and telephone number, including area code, of agent for service)

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective upon filing pursuant to General Instruction D to Form S-8 and Rule 464 under the Securities Act of 1933.

Associates First Capital Corporation ("Associates") filed its registration statement on Form S-8 (No. 333-19417) with the Commission on January 8, 1997 (the "Original Registration Statement"), pursuant to which Associates registered 750,000 shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Associates First Capital Corporation Employee Stock Purchase Plan (the "Prior Plan"). Associates has established the Associates First Capital Corporation Discounted Employee Stock Purchase Plan (the "New Plan"), effective as of October 1, 1999, pursuant to which Associates will offer shares of the Common Stock for purchase by eligible employees of Associates and its subsidiaries at a discount on the terms and subject to the conditions set forth therein. The Prior Plan will terminate upon the effectiveness of the New Plan.

Associates intends to file a new registration statement on Form S-8 with the Commission (the "New Registration Statement") to register the shares of Common Stock offered pursuant to the New Plan. Upon the filing of the New Registration Statement, Associates will carry forward 650,000 shares of the Common Stock registered under the Original Registration Statement and remaining unsold thereunder. The remaining unsold shares of the Common Stock registered under the Original Registration Statement will be available for purchases under the Prior Plan until termination thereof upon the effectiveness of the New Plan. Upon effectiveness of the New Plan and termination of the Prior Plan, Associates will file a post-effective amendment to the Original Registration Statement which deregisters all shares of the Common Stock then remaining unsold thereunder.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 3rd day of September, 1999.

ASSOCIATES FIRST CAPITAL CORPORATION

By: /s/ Chester D. Longenecker
(Chester D. Longenecker)
Title: Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Keith W. Hughes* Keith W. Hughes	Chairman of the Board, Principal Executive Officer and Director	September 3, 1999
Roy A. Guthrie* Roy A. Guthrie	Senior Executive Vice President, Principal Financial Officer and Director	September 3, 1999
John F. Stillo* John F. Stillo	Executive Vice President, Comptroller and Principal Accounting Officer	September 3, 1999
J. Carter Bacot* J. Carter Bacot	Director	September 3, 1999
_____________ Eric S. Dobkin	Director	September 3, 1999
_____________ William M. Isaac	Director	September 3, 1999
_______________ Judy Jolley Mohraz	Director	September 3, 1999
H. James Toffey, Jr.* H. James Toffey, Jr.	Director	September 3, 1999
Kenneth Whipple* Kenneth Whipple	Director	September 3, 1999

*By signing his name hereto, Chester D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By: /s/ Chester D. Longenecker
(Attorney-in-Fact)

INDEX TO EXHIBITS

Number	Exhibit	Sequential Page at Which Found Exhibit (or Incorporated by Reference)
24	Powers of Attorney for Roy A. Guthrie and John F. Stillo; Powers of Attorney for remaining officers and directors executing this Post-Effective Amendment No. 1 were previously filed with the registration statement on Form S-8 (No. 333-19417) filed with the Commission on January 8, 1997.